VERTICAL CAPITAL INCOME FUND

MULTIPLE CLASS PLAN

(as amended)

This Multiple Class Plan, as amended, (the "Plan") is adopted by the Vertical Capital Income Fund (the "Trust" or the "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Investment Company Act of 1940, as amended (the "Act")), having determined that the Plan is in the best interests of the shareholders of each class of the Fund and the shareholders of the Fund as a whole, have approved the Plan.

The provisions of the Plan are:

1.	General Description of Classes. Each class of shares of the Fund shall represent interests in the same portfolio of investments of the Fund, shall have no exchange privileges or conversion features within the Fund unless an exchange or conversion feature is described in the Fund's Prospectus, and shall be identical in all respects, except that, as provided for in the Fund's Prospectus, each class shall differ with respect to: (i) asset-based distribution fees; (ii) shareholder services and expenses; (iii) differences relating to sales loads, early withdrawal charges, purchase minimums, eligible investors and exchange privileges; and (iv) the designation of each class of shares. The classes of shares designated by the Fund are set forth in the Appendix.

2.            Allocation of Income and Class Expenses.

a.	Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:
(i)	expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;
(ii)	the following expenses attributable to the shares of a particular class will be borne solely by the class to which they are attributable:
(a)	asset-based distribution, account maintenance and shareholder service fees;
(b)	extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class; and
(c)	such other expenses as the Trustees determine were incurred by a specific class and are appropriately paid by that class.
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(iii)	Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to this Section 2, shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.
b.	Investment advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets shall not be allocated on a class-specific basis, but rather based upon relative net assets.
3.	Voting Rights. Each class of shares will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.
4.	Exchanges. A class of shares of the Fund may be exchanged without payment of any exchange fee for another class of shares of the Fund at their respective net asset values, as provided in the Fund's then-current prospectus.
5.	Class Designation. Subject to the approval by the Trustees of the Trust, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.
6.	Additional Information. This Plan is qualified by and subject to the terms of the Fund's then-current Prospectus for the applicable class of shares of the Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Fund's Prospectus contains additional information about each class of shares of the Fund and the multiple class structure of such Fund.
7.	Effective Date. This Plan is effective on August 14, 2017, provided that this Plan shall not become effective with respect to the Fund or a class of shares of the Fund unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Fund or a class of shares thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).
8.	Miscellaneous. Any reference in this Plan to information in the Fund's Prospectus shall mean information in the Fund's Prospectus, as the same may be amended or supplemented from time to time, or in the Fund's Statement of Additional Information, as the same may be amended or supplemented from time to time.

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APPENDIX

Classes or Proposed Classes as of May 12, 2017

Share Classes	Share Class Features*
	Shareholder Servicing Fee	Distribution Fee	Front-End Sales Charge	Early Withdrawal Charge
A	✓		✓
C	✓	✓		✓
I
L	✓	✓	✓

* The features and expenses of each share class are described in further detail in the Fund's Prospectus, which may be supplemented from time to time. As of August 14, 2017, the Fund’s shares correspond to proposed Class A shares

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